UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

KBS REAL ESTATE INVESTMENT TRUST III, INC.

(Name of Registrant as Specified in its Charter)

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KBS REAL ESTATE INVESTMENT TRUST III, INC.

SUPPLEMENT TO PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

The following information updates and supplements KBS Real Estate Investment Trust III, Inc.’s (“we” or “us”) definitive Proxy Statement filed with the U.S. Securities and Exchange Commission on April 18, 2018 (the “Proxy Statement”) regarding the 2018 Annual Meeting of Stockholders to be held on Friday, July 27, 2018 (the “Annual Meeting”). To the extent the information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current. This supplement should be read in conjunction with the Proxy Statement. Capitalized terms used herein and not otherwise defined have the meanings provided in the Proxy Statement.

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On June 13, 2018, an affiliate of our advisor, KBS Capital Advisors LLC, and our sponsor, KBS Holdings LLC, offered Barbara R. Cambon, one of our directors, the positions of chief executive officer and chief investment officer of a to-be-formed KBS-sponsored fund (the “Fund”). On June 14, 2018, Ms. Cambon verbally accepted the offer, subject to mutual agreement of written documentation of all terms. Until Ms. Cambon’s official appointment as chief executive officer and chief investment officer of the Fund, Ms. Cambon will continue to meet the independent director criteria as specified in our charter and as set forth on Appendix A attached hereto. Unless otherwise specified, all references to independent directors in our Proxy Statement refer to compliance with the independent director criteria as specified in our charter. As of result of her acceptance of this offer, our board of directors has determined that Ms. Cambon is no longer “independent” as defined under the rules of the New York Stock Exchange, and Ms. Cambon will resign from the Audit Committee. In addition, Ms. Cambon has agreed to recuse herself from the review, deliberation and approval of all matters that could raise a potential conflict of interest.

A majority of our directors and all of the members of our conflicts committee meet the independent director criteria as specified in our charter. Upon Ms. Cambon’s resignation from the Audit Committee, all of the members of the audit committee will be “independent” as defined under the rules of the New York Stock Exchange.

As disclosed in the Proxy Statement, Ms. Cambon is a director with a term expiring at the Annual Meeting and our board of directors has nominated Ms. Cambon for election to our board of directors at our Annual Meeting and until her respective successor is duly elected and qualified.

Our board of directors continues to recommend that you vote “FOR ALL” nominees for director named in the Proxy Statement.

***

Except as described above, this supplement does not amend or otherwise modify the Proxy Statement, the proposals to be acted on at the Annual Meeting or the recommendations of the board of directors in relation thereto. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. You retain the power to revoke your proxy or change your vote at any time before it is voted at the Annual Meeting. You may revoke your proxy or change your vote by (1) notifying Mr. McMillan, our Secretary; (2) attending the Annual Meeting and voting in person as described in the Proxy Statement under “Who is entitled to vote at the annual meeting?”; (3) if you received and returned a paper proxy card, returning another proxy card dated after your first proxy card, if we receive it before the Annual Meeting date; or (4) recasting your proxy vote via the Internet or by telephone. Only the most recent proxy vote will be counted and all others will be discarded regardless of the method of voting. If a broker or other nominee holds your stock on your behalf, you must contact your broker, bank or other nominee to change your vote.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR

THE 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

JULY 27, 2018:

Our proxy statement, form of proxy card, supplements to our proxy statement and our

2017 annual report to stockholders are also available at www.proxyvote.com,

and can be accessed by using the 16-digit control number and following the instructions located on the proxy card.

Appendix A

Capitalized terms used herein shall have the meaning set forth in our charter.

Independent Directors. The directors of the Corporation who are not associated and have not been associated within the last two years, directly or indirectly, with the Sponsor or Advisor of the Corporation.

(a)      A director shall be deemed to be associated with the Sponsor or Advisor if he or she:

(i)      owns an interest in the Sponsor, Advisor or any of their Affiliates;

(ii)     is employed by the Sponsor, Advisor or any of their Affiliates;

(iii)    is an officer or director of the Sponsor, Advisor or any of their Affiliates;

(iv)    performs services, other than as a director, for the Corporation;

(v)     is a director for more than three REITs organized by the Sponsor or advised by the Advisor; or

(vi)    has any material business or professional relationship with the Sponsor, Advisor or any of their Affiliates.

(b)      For purposes of determining whether or not a business or professional relationship is material pursuant to (a)(vi) above, the annual gross revenue derived by the director from the Sponsor, Advisor and their Affiliates shall be deemed material per se if it exceeds 5% of the director’s:

(i)      annual gross revenue, derived from all sources, during either of the last two years; or

(ii)     net worth, on a fair market value basis.

(c)      An indirect relationship shall include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Sponsor, Advisor, any of their Affiliates or the Corporation.